Exhibit 99.1

4 Mill Ridge Lane
Mill Ridge Farm
Chester, NJ 07930
Main: 908-879-1400
Fax: 908-879-9191
www.adamsrt.com
ADAMS RESPIRATORY THERAPEUTICS ANNOUNCES STRATEGIC ACQUISITION
OF DELSYM® 12-HOUR COUGH SUPPRESSANT LIQUIDS FROM UCB
•	Adams acquires Delsym®, the only FDA-approved over-the-counter (OTC) 12-hour liquid cough suppressant.

•	Delsym® is the No. 2 brand in the $300 million OTC cough syrup category, according to Information Resources Inc., dollar market share for the 52 weeks ended Apr. 16, 2006.

•	Adams’ synergistic approach to consumer and professional marketing is expected to drive further market penetration of Delsym®.

•	Adams gains access to an additional proprietary drug delivery technology.
CHESTER, N.J. (May 24, 2006) – Adams Respiratory Therapeutics, Inc. (NASDAQ: ARxT) announced today the acquisition of Delsym® (dextromethorphan polistirex) from UCB, a leading global biopharmaceutical company (Euronext Brussels: UCB). In addition, the two companies have entered into a separate agreement for the licensing of the 12-hour liquid technology.
The financial terms of the agreement consist of a one-time, upfront payment of $122 million, a modest royalty for a period of 5 years based on sales and a standard manufacturing supply agreement with a “cost-plus” structure.
Commenting on the announcement, Michael J. Valentino, president and CEO, said, “I am very excited about this opportunity because it represents an excellent strategic fit and it meets our product acquisition criteria on a number of levels. First, the acquisition of Delsym® immediately increases our critical mass within the respiratory space and provides us with a strategic foothold in the $300 million OTC cough syrup segment. Second, we can leverage our existing sales and marketing infrastructure. Third, we gain access to another proprietary drug delivery technology – a patented 12-hour liquid. Fourth, we believe we can drive further brand awareness and market penetration of Delsym® through innovative consumer and professional marketing programs, a core competency of our company.”
Valentino added, “We see many parallels to Mucinex® in terms of the potential strength and positioning of the Delsym® brand, and we plan to apply our marketing efforts accordingly. These respiratory brands offer patients and healthcare professionals important therapeutic choices – Delsym®, the only OTC 12-hour liquid cough suppressant and Mucinex®, the only FDA-approved guaifenesin-based extended-release bi-layer tablet product.”

About Delsym®
Delsym® is a cough medicine that doctors and pharmacists have recommended for years. It is the only OTC liquid cough suppressant than can deliver 12 hours of cough relief in a single dose. Delsym® is made with a patented time-release formulation that allows the cough suppressant dextromethorphan to be available in the body over a 12-hour period.
Conference Call and Webcast
Adams will conduct a conference call to discuss the acquisition of Delsym® 12-hour cough suppressant liquids from UCB on Thursday, May 25, 2006, at 8:00 a.m. (EDT). Michael J. Valentino, president and CEO, and David P. Becker, executive vice president, CFO and treasurer, will host the conference call.
To listen live to the call, dial 1-877-669-8882 or 1-706-758-9391. A replay of the call will be available starting at approximately 11 a.m. on May 25 through 5 p.m. on June 1. To listen to the replay, dial 1-800-642-1687 or 1-706-645-9291 and enter the conference ID# 9745269.
A live audio webcast of the conference call also will be available by going to the Investor Relations section of the Adams web site, http://www.adamsrt.com. A replay of the webcast will be available starting at approximately 10 a.m. on May 25 through 5 p.m. on June 25.
PLEASE NOTE: A slide presentation to accompany the audio webcast of the conference call will be available by going to the Investor Relations/News and Events section of Adams web site, http://www.adamsrt.com.
About Adams Respiratory Therapeutics, Inc.
Adams is a specialty pharmaceutical company focused on the late-stage development, commercialization and marketing of over-the-counter and prescription pharmaceuticals for the treatment of respiratory disorders.
About UCB
UCB (www.ucb-group.com) is a leading global biopharmaceutical company dedicated to the research, development and commercialization of innovative pharmaceutical and biotechnology products in the fields of central nervous system disorders, immune and inflammatory disorders and oncology — UCB focuses on securing leading position in severe disease categories. Employing 8,500 people in 40 countries, UCB achieved revenue of 2.3 billion euro in 2005. UCB is listed on the Euronext Brussels Exchange with a market capitalization of approximately 6.0 billion euro. Worldwide headquarters are located in Brussels, Belgium.

Forward-Looking Statements
This press release contains certain “forward-looking” statements, including the Company’s ability to improve brand awareness and market penetration of Delsym®; the Company’s plans to leverage its marketing and sales infrastructure to commercialize Delsym®; and the Company’s ability to support the introduction of Delsym®. Such forward-looking statements can be identified by the words “plan,” “believe,” “intend,” and similar expressions and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, among others, the Company’s ability to: recruit and retain sales force personnel, increase expenditures on advertising and marketing, introduce and commercialize Delsym®; and other risk factors set forth under the headings “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Adams’ Rule 424(b)(4) Prospectus filed with the SEC on December 9, 2005 and under Item 1A. Risk Factors in Adams’ Quarterly Report on Form 10-Q for the period ended March 31, 2006. Except to the extent required by applicable securities laws, Adams is not under any obligation to (and expressly disclaims any such obligation to) update its forward-looking statements, whether as a result of new information, future events, or otherwise. All statements contained in this press release are made only as of the date of this presentation.
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Investor/Media Contact: Janet M. Barth (908) 879-2428
Source: Adams Respiratory Therapeutics, Inc.

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